Exhibit 99.1

TuSimple Appoints Two Additional Independent Directors to Its Board

SAN DIEGO, March 15, 2023/PRNewswire/ — TuSimple Holdings Inc. (Nasdaq: TSP) (“TuSimple” or the “Company”), a global autonomous driving technology company, today announced the appointment of J. Tyler McGaughey and Zhen Tao to its Board of Directors (the “Board”) as independent directors.

Mr. McGaughey will be responsible for overseeing the Company’s compliance with federal government legal and regulatory requirements. Mr. McGaughey is a partner at a law firm in Washington, D.C. and has vast experience in the federal government across national security-related roles, including at the U.S. Department of Treasury, U.S. Attorney’s Office and White House Counsel’s Office. Most recently, Mr. McGaughey served as the Deputy Assistant Secretary (DAS) of Investment Security at the U.S. Department of the Treasury, where he was responsible for managing the day-to-day operations of Treasury’s Committee on Foreign Investment in the United States (CFIUS) unit. From July 2001 to August 2006, Mr. McGaughey served as an infantry officer in the Marine Corps.

Ms. Tao will serve as a member of the Board’s Audit Committee and qualifies as a financial expert. Ms. Tao is a Senior Partner at Third Square Capital Management, an investment firm focused on global consumer-driven, long-term growth companies. She has over 20 years of investment management, investment banking, and capital markets experience. During her career, Ms. Tao has often partnered closely with management teams of both public and private companies in developing growth strategies. Ms. Tao started her career in the leverage finance department of Deutsche Bank. Ms. Tao also serves as the South Pasadena City Treasurer where she oversees the city’s investment portfolio and provides independent oversight for its finances.

About TuSimple

TuSimple is a global autonomous driving technology company headquartered in San Diego, California, with operations in Arizona, Texas, Europe, and China. Founded in 2015, TuSimple is developing a commercial-ready, fully autonomous (SAE Level 4) driving solution for long-haul heavy-duty trucks. TuSimple aims to transform the $4 trillion global truck freight industry through the company’s leading AI technology, which makes it possible for trucks to see 1,000 meters away, operate nearly continuously, and reduce fuel consumption by 10%+ relative to manually driven trucks. Visit us at www.tusimple.com.

Media Contact

TuSimple PR Team, pr@tusimple.ai

Investor Relations Contact

Ryan Amerman, ryan.amerman@tusimple.ai